Exhibit (p)

Revised: June 2020

EULAV ASSET MANAGEMENT & SUBSIDIARIES1 (“EAM”)

and

THE VALUE LINE FUNDS (collectively, the “Funds” or individually, the “Fund”)

CODE OF ETHICS REGARDING

SECURITIES TRANSACTIONS

AND INSIDER TRADING POLICY

1.	CONFIDENTIALITY; INSIDER TRADING RULES APPLICABLE TO OFFICERS, DIRECTORS AND EMPLOYEES

Management wishes to emphasize, in the strongest possible manner, the paramount necessity for exercising the greatest discretion in divulging confidential information. Depending on their functions in the organization, officers, directors, trustees and employees have access to, or may become aware of, confidential information to a greater or lesser degree. It is not possible to give an exhaustive list of what material is confidential, and common sense must be applied to the circumstances, but any information regarding the purchase or sale of securities for any of the Funds or of any asset management client must always be treated as strictly confidential.

Officers, directors, trustees and employees must not use, reveal or discuss any confidential information with any person not affiliated with EAM or the Funds unless they are specifically authorized to do so by the President or Chief Executive Officer (“CEO”) of EAM for a particular business reason; and officers, directors, trustees and employees must not disclose confidential information to any other member of the organization unless it is clearly necessary for such person to be informed. Any information relating to the Funds prior to its release to the public must be considered to be confidential information.

Officers, directors, trustees and employees are prohibited from violating any applicable federal securities law in connection with either their services to EAM, the Funds, or their personal trading, and must not buy, sell, tip, recommend or suggest that anyone else buy, sell or retain, the securities of any company while in possession of inside information regarding such company. This prohibition on insider trading applies not only to personal transactions, but also bars trading for client accounts or for family members or friends when in possession of inside information. In short, “inside information” means non-public information (information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell, or retain a security. Rank change and related information generated by Value Line Publishing, Inc. shall be treated as “inside information” for purposes of this Code until such information is generally made public by release to subscribers.

1 As of the date of this Code, EULAV Securities LLC, the principal underwriter of each of the Funds (“EULAV Securities”), is the only subsidiary of EAM. References in this Code to EAM shall be interpreted to include EULAV Securities unless the context clearly otherwise requires.

The unauthorized disclosure of confidential inside information is always wrong and may have the most serious consequences. Any breach of this rule will be regarded as a serious contravention of company regulations.

2.	TRADING AND OTHER RULES APPLICABLE TO OFFICERS AND EMPLOYEES

(a)	Employees, including officers, are:

(i)	forbidden to act as investment advisers, to operate any security account management service, or to give any investment advice to any person for profit or benefit; whether direct or indirect, without the express prior written authorization of the CEO of EAM.

(ii)	forbidden to trade against the interests of any EAM client or of any of the Funds, for their own account or benefit, whether direct or indirect, or for the account or benefit, whether direct or indirect, of any other person.

(iii)	forbidden to recommend any securities transaction to any of the Funds or EAM client without having disclosed in writing his/her interest, if any, in the securities or the issuer thereof to EAM’s Chief Compliance Officer and CEO.

(iv)	forbidden from serving on the board of directors of any publicly traded company without the express prior written authorization of the CEO of EAM.

(v)	forbidden from purchasing any security until 7 calendar days after all transactions for a Fund or EAM account have been completed for that security; forbidden from selling any security until at least 7 calendar days after all transactions for a Fund or EAM account have been completed for that security (see 2(a)(ix) below). A portfolio manager may not purchase or sell a security for his or her own account within 7 calendar days before or after all transactions for a Fund or EAM account have been completed for that security if he or she acts as a portfolio manager for that Fund or account or is a member of the portfolio management team for that Fund or account.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the officer, employee, his/her spouse, minor child, other household members, accounts subject to the officer’s or employee’s discretion and control and other accounts in which the employee has a beneficial interest.

In the event of a violation of the rule set forth in Section 2(a)(v), the forbidden transaction or transactions must be “unwound” and any resulting profit therefrom be disgorged and donated by the violator to a nationally recognized charitable organization selected by EAM. Proof of the donation must be provided to EAM’s Chief Compliance Officer.

(vi)	prohibited from participating in initial public offerings or purchasing or selling options. Purchases of new issues are allowed only in the secondary markets.

(vii)	prohibited from selling short individual securities or participating in a synthetic short stock.

(viii)	prohibited from acquiring securities in a limited offering without the express prior written authorization of the CEO of EAM.

(ix)	prohibited from selling securities purchased for themselves or for accounts in which they have a beneficial interest, until at least 30 days after purchase. Further, in all cases, permission must be obtained from the Trading and Compliance Departments before the sale transaction can be placed. Depending on trades being made by any Fund or EAM account, permission from the Trading and Compliance Departments may be denied thus resulting in requiring that the security be held for more than 30 days.

(x)	prohibited, without the express prior written authorization of the CEO of EAM, from accepting any offer made by any person whereby the officer or employee would be enabled to purchase or sell any security at a price, or under other conditions, more favorable than those obtainable at the time by the general public.

(xi)	prohibited from receiving or giving any gift or entertainment other than one of a value of less than $100 to or from any person that does business with or seeks to do business with EAM or any of the Funds. Generally, any gifts or favors should not be accepted or provided that might influence the recipient’s decisions regarding business transactions involving EAM, or what others might reasonably believe would influence those decisions. Although modest gifts (as mentioned above) and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence the recipient’s business decisions. Where there is a law that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the recipient is with the person or representative of the entity that does business with EAM.

In addition, with rare exceptions, as set forth in Section 3, all personal securities transactions must be cleared in advance by the Trading Department.

3.	PRE-CLEARANCE OF TRADES APPLICABLE TO OFFICERS AND EMPLOYEES

No officer or employee may engage in any transaction in any security without advance notification to and clearance by both the Trading and Compliance Departments, except as set forth below. If clearance is denied, this fact should be considered as confidential information and must not be disclosed.

The fullest assistance will always be given to any employee who is in doubt as to whether a particular transaction would contravene either the general prohibitions set out in Section 1 or any of the specific rules set forth in Section 2. Employees and officers are urged in any case where they have the slightest doubt as to the propriety of a transaction, to refer it to EAM’s Chief Compliance Officer.

Provided the standards of Sections 1 and 2 are met, the following transactions are exempted from the pre-clearance requirement:

(a)	transactions effected in any account in which the officer or employee has no direct or indirect influence or control or beneficial interest;

(b)	purchases of shares in automatic dividend reinvestment programs;

(c)	transactions in securities that do not qualify as “Reportable Securities;” and

(d)	transactions in shares issued by exchange traded funds, other than exchange traded funds that are advised or subadvised by EAM.

4.	REPORTING OBLIGATIONS

The Securities and Exchange Commission requires EAM to obtain from Access Persons, and to maintain records of, their securities transactions. It is EAM’s policy to treat all officers, Directors and employees of EAM and the Funds as Access Persons for purposes of this Code, provided that Outside Directors are conditionally exempted from reporting requirements pursuant to Section 4(c) below.

(a) Duplicate Brokerage Confirmations and Statements. It is EAM’s policy that each Access Person of EAM must (i) instruct the broker dealer or bank with or through whom a security transaction is effected in which such person has, or by reason of such transaction, acquires any direct or indirect beneficial ownership of a security to furnish duplicate copies of transaction confirmations and statements of account at the same time that such statements are sent to the Access Person and (ii) report in writing by January 31 of each calendar year to the Compliance Department that such person has either forwarded all brokerage statements with respect to transactions or had no transactions during the previous year.

The foregoing requirements relate to all securities transactions (purchases, sales, or other acquisitions or dispositions) effected by or on behalf of the reporting person, his/her spouse, minor child, other household members, accounts subject to the reporting person’s discretion and control and other accounts in which the reporting person has a beneficial interest.

Every such transaction is to be reported, whether or not it is effected directly or indirectly. Examples of transactions in securities that indirectly benefit a person above include transactions that entitle such person to any of the rights or benefits of ownership even though he or she is not the owner of record. In addition to the family situations mentioned above, beneficial ownership may also occur where such person acquires or disposes of securities in the capacity of trustee, executor, pledgee, agent or in any similar capacity, or where any such person has a beneficial interest in the securities under a trust, will, partnership or other arrangement, or through a closely held corporation.

(b)       Holdings and Transaction Reports

(1) Holding Reports. Each Access Person must submit to the Compliance Department a report of the Access Person’s current holdings of Reportable Securities. The report must initially be submitted no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person became an Access Person. Subsequently, holdings reports must be provided to the Compliance Department by January 31 of each year and the information must be current as of a date no more than 30 days prior to the date the report was submitted. Each holdings report must contain, at a minimum:

(i)	the title and type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(ii)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)	the date the Access Person submits the report.

(2) Transaction Reports. Each Access Person must submit to the Compliance Department quarterly securities transactions reports. Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership that meet the following requirements (provided that if such information is included in the duplicate brokerage statement provided as required above, the transactions are not required to be separately reported in the quarterly report):

(i)	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the Access Person submits the report.

(3) All Access Persons must report transactions in the Funds to the Compliance Department within 30 days after the transaction.

(c)       Directors

(1)               Directors other than Outside Directors. All Directors other than Outside Directors lacking Current Access (as defined below) must comply with Section 4(a) and (b).

(2)               Outside Directors. Provided that an Outside Director does not have Current Access to portfolio holdings or trading activity, the personal trading by such Outside Director shall not be subject to the reporting obligations in this Code. For purpose of this Code, an Outside Director will only be deemed to have “Current Access” to portfolio holdings or transactions if such Outside Director knew, or “in the ordinary course of fulfilling his or her official duties as a director, should have known,” that during the 15 days before or after the date of a transaction by the director, the security is or was purchased or sold by a Fund or separate account managed by EAM, or was being considered by a Fund, a separate account managed by EAM or EAM for purchase or sale. In any event, the provisions of Sections 2 and 3 of this Code do not apply to Outside Directors.

(3)              All Directors are forbidden from knowingly trading against the interest of any of the Funds or separate accounts managed by EAM.

(d)       Exceptions From Reporting Requirements

An Access Person shall not be required to submit:

(1)   any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(2)   a transaction report with respect to transactions effected pursuant to an automatic investment plan; and

(3)   a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Access Person has provided to the Compliance Department if received no later than 30 days after the end of the applicable calendar quarter.

5.	REPORTING VIOLATIONS AND CONFIDENTIALITY

(1)	Reporting Violations. All officers and employees are required to report any violations of this Code that come to their attention to the Compliance Department.

(2)	Confidentiality. Information obtained from any officer or employee hereunder will normally be kept in strict confidence by EAM, but may under certain circumstances be provided to third parties. For example, reports of securities transactions and violations hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and in certain circumstances, may in EAM’s discretion be made available to other civil and criminal authorities. In addition, information regarding violations of this Code may be provided to clients or former clients of EAM.

6.	WHISTLEBLOWING

Nothing in this Code restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. This Code does not limit your right to receive an award from any Regulator that provides awards for information relating to a potential violation of law. You do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the Chief Compliance Officer that you have engaged in such conduct. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. None of the Adviser, any Fund or any of their affiliates waive any applicable privileges or the right to continue to protect privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.	RECORD KEEPING REQUIREMENTS

EAM and the Funds shall maintain and preserve in an easily accessible place:

(1)        a copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

(2)       a record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

(3)       a copy of each report submitted to the Compliance Department under this Code of Ethics for a period of five years (only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place);

(4)        a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

(5)        the names of any person, other than the Chief Compliance Officer, who is serving or who has served as review officer or alternative review officer within the past five years.

8.	ANNUAL REVIEW BY THE FUNDS

The Compliance Department must prepare an annual report to the Board of the Funds setting forth the following information relating to compliance with this Code of Ethics during the previous year:

(a)	A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year, provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

(b)	A report of any violations requiring significant remedial action during the past year;

(c)	A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures; and

(d)	A certification that EAM has adopted procedures which are reasonably necessary to prevent Access Persons from violating this Code.

9.	APPROVAL OF CODE AND AMENDMENTS TO THE CODE

The Board of Directors of the Funds, including a majority of Independent Directors, must approve (1) this Code of Ethics and (2) any material changes to this Code.

(a)	Board Findings. The Board must base its approval of this Code and any material changes to this Code on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any unlawful actions.

(b)	Certification. Before approving this Code or any amendment to this Code, the Board must receive a certification from EAM that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(c)	Approval of Amendments. The Board must approve any material change to this Code no later than six months after adoption of the material change.

10.	DEFINITIONS

The following terms used in this Code have the meanings set forth below:

(a)	Access Person means any officer, Director or employee of EAM or a Fund:

(i)	who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; or

(ii)	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For purposes of this Code, all officers and employees of EAM are considered “Access Persons”. All Directors shall be presumed to be Access Persons for all purposes of the Code. Outside Directors shall only be subject to the requirements set forth in Sections 1 and 4 of the Code, provided that they may be conditionally exempted from certain reporting requirements set forth in Section 4.

(b)	Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(c)	Beneficial ownership is interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(d)	Director means any trustee of EAM, any director of EULAV Securities LLC, any trustee of a Fund organized as a trust, and any director of a Fund organized as a corporation.

(e)	Fund means any investment company registered under the Investment Company

Act for which EAM serves as an investment adviser or subadviser.

(f)	Independent Director means any Director of a Fund who is not an “interested person” of a Fund (within the meaning of Section 2(a)(19) of the Investment Company Act).

(g)	Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(h)	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Regulation D.

(i)	Outside Director means any Independent Director or Trustee of EAM who is not an officer or employee of EAM.

(j)	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

(k)	Reportable Securities means securities as defined in Section 202(a)(18) of the Investment Advisers Act, except that they do not include:

(i)	direct obligations of the Government of the United States;

(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market funds;

(iv)	shares issued by open-end funds other than funds which are advised or sub-advised by EAM; and

(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or subadvised by EAM.

(l)       Whistleblower means any individual, who alone or jointly with others, provides a self-regulatory authority or a government agency or entity information relating to a potential violation of the federal securities laws.

11.	ACCESS PERSONS WHO ARE EMPLOYEES OF FORESIDE

The Funds have engaged Foreside Fund Officer Services, LLC, a subsidiary of Financial Group, LLC and its affiliates (collectively, “Foreside”), to inter alia provide an employee of Foreside acceptable to the Board to serve as the Fund’s principal financial and accounting officer and treasurer (collectively, “PFO”) on the terms and conditions set forth in that certain Fund PFO/Treasurer Agreement and that certain Confidentiality and Compliance Agreement, each made of March 31, 2020.

Notwithstanding anything herein to the contrary, the PFO and any other employee of Foreside that is an Access Person (within the meaning of this Code) shall be subject to, and shall be required to comply with, the Code of Ethics of Foreside (the “Foreside Code”) rather than with this Code, and the Foreside Code is incorporated into, and made a part of, this Code for such purpose. Foreside has agreed to provide reasonable prior written notice of any material amendment to the Foreside Code together with a copy of the amendment and a written certification that (i) the amended Foreside Code contains provisions reasonably necessary to prevent access persons under the Foreside Code who are also Access Persons under this Code from engaging in any conduct prohibited by paragraph (b) of Rule 17j-1 under the Investment Company Act of 1940 and (ii) it has adopted procedures reasonably necessary to prevent Access Persons from violating the Foreside Code.

The Funds shall adopt compliance policies and procedures implemented by the Funds’ chief compliance officer to ensure the proper operations of the Foreside Code with this Code as required by applicable law, including by treating Foreside as a “Fund Service Provider” for purposes of the Chief Compliance Officer’s annual report to the Board under Rule 38a-1.

* * * * * * * * *

The provisions of this Code of Ethics must be strictly observed. Violations of this policy will be grounds for appropriate disciplinary action, including, in the case of officers and employees, dismissal. Pre-clearance and reporting of personal securities transactions do not relieve anyone from responsibility for compliance with the proscriptions against insider trading and tipping described in Section 1.

The Compliance Department of EAM shall be responsible for the interpretation and enforcement of this Code of Ethics.

Revised: September 2017

September 2018

June 2020

PLEASE READ THE FOLLOWING MEMORANDUM, SIGN IT AND RETURN ONE COPY TO THE COMPLIANCE DEPARTMENT AND RETAIN ONE COPY FOR YOUR OWN FILES.

ACKNOWLEDGMENT

The undersigned has reviewed, EAM’s Code of Ethics regarding Securities Transactions and Insider Trading Policy (“Code of Ethics”). The undersigned fully understands the procedures set forth in the Code of Ethics. The undersigned understands and agrees that, apart from limited circumstances, all transactions in a security must be cleared in advance by both the Trading and Compliance Departments and that said clearance is only valid for the day it is received. Also, all employees with brokerage accounts are required to have the brokerage firm furnish duplicate confirmations and monthly statements to the Compliance Department.

THE UNDERSIGNED UNDERSTANDS THAT HIS OR HER FAILURE TO COMPLY WITH THE PROVISIONS OF THE CODE OF ETHICS MAY LEAD TO HIS OR HER DISMISSAL, AS WELL AS THE IMPOSITION OF CRIMINAL AND/OR CIVIL, PENALTIES.

If the undersigned has a question as to (i) whether certain information is material and non-public, (ii) the applicability or interpretation of any of the procedures contained in the Code of Ethics or (iii) the propriety of any action, he or she shall discuss such issues with the Chief Compliance Officer or the Funds’ legal counsel prior to trading or communicating the information to anyone.

Please indicate your agreement with respect to the foregoing by signing this Acknowledgment and returning it to the Compliance Department.

PRINT YOUR NAME: ______________________________________

SIGN YOUR NAME: _______________________________________

DATE: ______________________________________